NEWS

Contact:	Media: Chris Solie 1-313-845-1746	Fixed Income Investment Community: Rob Moeller 1-313-621-0881
	csolie@ford.com	rmoeller@ford.com

FOR IMMEDIATE RELEASE

FORD MOTOR CREDIT COMPANY RESTATES 2001-2005 FINANCIAL RESULTS FOR ACCOUNTING UNDER SFAS 133; FILES FORMS 10-Q, 10-Q/A'S AND 10-K/A WITH SEC

DEARBORN, Mich., Nov. 14, 2006 - Ford Motor Credit Company today filed with the U.S. Securities and Exchange Commission its 2006 third quarter 10-Q Report. The company also filed an amended 2005 10-K Report to restate previously reported financial results from 2001 through 2005 and amended 10-Q Reports for the periods ended March 31, 2006, and June 30, 2006, to correct accounting for certain derivative transactions under Paragraph 68 of the Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities. As part of the restatement, the company also reversed certain immaterial accounting adjustments and recorded them in the proper period.

In the third quarter of 2006, Ford Motor Credit reported net income of $452 million, an improvement of $190 million from the preliminary result announced on October 23. On a pre-tax basis from continuing operations, Ford Motor Credit earned $730 million, an improvement of $302 million from the preliminary result announced on October 23. The improvement primarily reflected the effect of the change in accounting for certain interest rate swaps under Paragraph 68 of SFAS 133 and the impact of that change on our valuation allowance for deferred tax assets.

Complete income statements, balance sheets and statements of cash flow for the three-months and nine-months ended Sept. 30, 2006, are included in the Form 10-Q filed today with the SEC. Concurrently, Forms 10-Q/A for the quarters ended March 31, 2006, and June 30, 2006, are filed today. The company also filed a Form 10-K/A for the year ended December 31, 2005, which includes amended financial statements for each of the years ended December 31, 2003, 2004 and 2005, and selected financial data for each of the years 2001 - 2005.

The restatement's cumulative impact on net income was an increase of $485 million. The change in accounting for the interest rate swaps did not affect the economics of the derivative transactions involved, nor did it have any impact on Ford Motor Credit's cash.

Ford Motor Credit restated its results after discovering that certain interest rate swaps that the company had entered into did not satisfy the specific requirements of Paragraph 68 of SFAS 133 that would have exempted these transactions from periodic assessments of their effectiveness. One of the general requirements of SFAS 133 is that hedge accounting is appropriate only for those hedging relationships that a company expects will be highly effective in achieving offsetting changes in fair value or cash flows attributable to the risk being hedged.

Although Ford Motor Credit's interest rate swaps were and continue to be highly effective economic hedges, the company determined that nearly all of these transactions did not meet Paragraph 68's exemption requirements. SFAS 133 precludes the company from retroactively testing the effectiveness of these transactions in order to continue to apply hedge accounting.

As a result, the restatement of the company's financial results reflects changes in fair value of these hedging instruments as derivative gains and losses during the affected periods, without recording any offsetting change in the value of the debt they were hedging.

Changes in the fair value of interest rate swaps are driven primarily by changes in interest rates. Ford Motor Credit has long-term interest rate swaps with large notional balances, many of which are "receive-fixed, pay-float" interest rate swaps. These types of swaps increase in value when interest rates decline, and decline in value when interest rates rise. As a result, changes in interest rates can cause substantial volatility in the fair values that must be recognized in earnings. For 2001 and 2002, when interest rates were trending lower, Ford Motor Credit is now recognizing large derivative gains in its restated financial statements. The upward trend in interest rates from 2003 through 2005 caused the company's interest rate swaps to decline in value, resulting in the recognition of derivative losses for these periods.

"The interest swaps used in our hedging strategy continue to be highly effective economic hedges," said K.R. Kent, vice chairman and CFO. "We have fully remediated the material weakness in our internal controls over financial reporting related to SFAS 133."

As noted above, the restatement also includes out-of-period adjustments that were previously evaluated, both individually and in the aggregate, and determined to be immaterial to the company's originally filed financial statements. As part of the restatement, these immaterial adjustments are being reversed and recorded in the appropriate periods.

Effect of Restatement (in millions)

	Net Income/(Loss)
	2001	2002	2003	2004	2005

Previously Reported Net Income	$839	$1,234	$1,817	$2,862	$2,492
Total Change in Net Income	656	1,793	(592)	(444)	(588)
Net Income after Restatement	$1,495	$3,027	$1,225	$2,418	$1,904

Ford Motor Credit Company is one of the world's largest automotive finance companies and has supported the sale of Ford products since 1959. Ford Motor Credit operates in 36 countries and manages approximately $148 billion in receivables. Ford Motor Credit is an indirect, wholly owned subsidiary of Ford Motor Company. It provides automotive financing for Ford, Lincoln, Mercury, Aston Martin, Jaguar, Land Rover, Mazda and Volvo dealers and customers. More information can be found at http://www.fordcredit.com and at Ford Motor Credit's investor center, http://www.fordcredit.com/investorcenter.

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